Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF FORMATION
OF
AZZ INC.
Pursuant to Section 21.056 of the Texas Business Organizations Code (the “Code”), the undersigned corporation hereby amends and restates its Articles of Incorporation and all amendments thereto that are in effect to date, as follows:

1.    The name of the corporation is AZZ incorporated (the “Corporation”). The original Articles of Incorporation (the “Articles”) of the Corporation were filed with the Secretary of State of Texas on March 29, 1956.

2.    This Amended and Restated Certificate of Formation (“Certificate”) accurately states the text of the Articles being restated and all amendments thereto that are in effect to date, as further amended by this Certificate. This Certificate does not contain any other change in the Articles being hereby amended and restated except for the information permitted to be omitted under Section 3.059(b) of the Code.

3.    Each new amendment to the Articles has been made in accordance with the provisions of the Code. This Certificate and the amendments to the Articles have been approved in the manner required by the Code and by the governing documents of the Corporation. This Certificate and the amendments to the Articles were duly adopted by a majority vote of the shareholders of the Corporation at the 2015 annual meeting of shareholders effective July 14, 2015. As of May 18, 2015, there were 25,765,025 shares outstanding and entitled to vote.

4.    The Articles of the Corporation are amended by this Certificate as follows:

a)	Article I is amended to delete “AZZ incorporated” and replace it with “AZZ Inc.”

b)	Article III is deleted in its entirety and replaced with a general purpose statement.

c)	Article V is deleted in its entirety.

d)
Article VI is retitled “Article V” and is amended to delete (i) references to “initial,” (ii) “507 Burk Burnett Building, Fort Worth, Texas” and replace it with “1999 Bryan St., Ste. 900, Dallas, Texas 75201” and (iii) Harold E. Mueller and replace it with “CT Corporation System.”

e)	Article VII is retitled “Article VI” and is amended to reflect the current Board of Directors and the names and addresses of the persons who currently are serving as directors.

f)	Article VIII is deleted in its entirety.

g)	Article IX is retitled “Article VII.”

h)	Article X is retitled “Article VIII.”

i)
Article XI is retitled “Article IX” and is amended to delete (i) references to “Texas Business Corporation Act” and “Texas Miscellaneous Corporation Laws Act” and replace them with “Texas Business Organization Code,” (ii) references to “Company” and replace them with “corporation,” and (iii) “Articles of Incorporation” and replace it with “Certificate of Formation.”

j)	Article XII is retitled “Article X.”

5.    The Articles of the Corporation and all amendments and supplements thereto are hereby replaced and superseded in their entirety by the following Amended and Restated Certificate of Formation.

ARTICLE I
The name of the corporation is AZZ Inc.
ARTICLE II
The period of its duration is perpetual.
ARTICLE III
The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Texas Business Organizations Code.

ARTICLE IV
The aggregate number of shares which the corporation shall have authority to issue shall be One Hundred Million (100,000,000) of the par value of One Dollar ($1.00) each, said shares to consist of only one class and to be designated as shares of common stock.
ARTICLE V
The post office address of its registered office is 1999 Bryan St., Ste. 900, Dallas, Texas 75201, and the name of its registered agent at such address is CT Corporation System.
ARTICLE VI
The number of directors constituting the Board of Directors is up to twelve (12), and the names and addresses of the persons who currently are serving as directors are:

NAME	ADDRESS
Daniel E. Berce	One Museum Place, 3100 W. 7th Street, Suite 500 Fort Worth, Texas 76107
Martin C. Bowen	One Museum Place, 3100 W. 7th Street, Suite 500 Fort Worth, Texas 76107
Dr. H. Kirk Downey	One Museum Place, 3100 W. 7th Street, Suite 500 Fort Worth, Texas 76107
Daniel R. Feehan	One Museum Place, 3100 W. 7th Street, Suite 500 Fort Worth, Texas 76107
Thomas E. Ferguson	One Museum Place, 3100 W. 7th Street, Suite 500 Fort Worth, Texas 76107
Peter A. Hegedus	One Museum Place, 3100 W. 7th Street, Suite 500 Fort Worth, Texas 76107
Kevern R. Joyce	One Museum Place, 3100 W. 7th Street, Suite 500 Fort Worth, Texas 76107
Stephen E. Pirnat	One Museum Place, 3100 W. 7th Street, Suite 500 Fort Worth, Texas 76107

ARTICLE VII
No shareholder or other person shall have any pre-emptive rights whatsoever.

ARTICLE VIII
The shareholders of the corporation shall not be entitled to cumulate their votes in the election of Directors.
ARTICLE IX
To the fullest extent permitted by applicable law, no director of this corporation shall be liable to this corporation, or its shareholders, for monetary damages for an act or omission in such director's capacity as a director of this corporation, except that this provision does not eliminate or limit the liability of a director of this corporation for:

1.	a breach of such director's duty of loyalty to this corporation or its shareholders;

2.	an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

3.	a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of such director's office;

4.	an act or omission for which the liability of such director is expressly provided for by statute; or

5.	an act related to an unlawful stock repurchase or payment of a dividend.
The foregoing provisions shall not eliminate or limit the liability of a director for any act or omission occurring prior to the addition of this Article to the corporation's Certificate of Formation. Any repeal or amendment of this Article by the shareholders of this corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of this corporation existing at the time of such repeal or amendment. In addition to the circumstances in which a director of this corporation is not personally liable as set forth in the foregoing provisions, a director shall not be liable to the fullest extent permitted by any amendment to the Texas Business Organization Code hereafter enacted that further limits the liability of a director.
ARTICLE X
The corporation shall indemnify to the full extent permitted by law any person who is made or threatened to be made a defendant or respondent in any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or in any appeal in such an action, suit or proceeding, by reason of the fact that he or she is or    was a director, advisory director or officer of the corporation or of any other company at the request of the corporation or is or was serving at the corporation's request as an officer, managing partner or in any other position of authority in the operation of a partnership, limited partnership or joint venture in which the corporation has or had a substantial direct or indirect interest (collectively referred to hereinafter as “Indemnified Persons”), against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Persons in connection with any such action, suit or proceeding. The corporation shall advance, pay and reimburse (as applicable) expenses to Indemnified Persons to the full extent permitted by law. The corporation may, to the extent permitted by law, purchase and maintain insurance, create a trust fund, establish any form of self- insurance, secure its indemnity obligation by grant of a security interest or other lien on the assets of the corporation, establish a letter of credit, guaranty or surety arrangement, or other arrangement on behalf of Indemnified Persons against any liability asserted against such persons in their capacities as described above, whether or not the corporation would have the power to indemnify such Indemnified Persons against such liability. No amendment to or rescission of this Article shall affect the rights of any of the Indemnified Persons to indemnification or the advancement, payment or reimbursement of expenses required by this article growing out of any act, transaction, event or circumstance which occurred before such amendment or rescission.